AMENDMENT NUMBER ONE
TO THE
INVESTMENT ADVISORY/ADMINISTRATION AGREEMENT
This Amendment Number One, dated November 1, 2004, to the Investment
Advisory/Administration Agreement, dated
May 31, 1997 (the Agreement) and
amended June 1, 2004, by and between
Van Kampen Select Sector Municipal Trust (the
Fund), a Massachusetts business trust
(the Trust), and Van Kampen Asset
Management (the Adviser,), a
Delaware statutory trust, hereby
amends the terms and
conditions of the Agreement in
the manner specified herein.
W I T N E S S E T H
WHEREAS, the Board of Trustees
of the Fund at a meeting held on September 23, 2004 has approved a reduction in the investment advisory/administration fee payable by the
Fund to the Adviser; and
WHEREAS, the parties desire to
amend and restate Section 4. (a) of
the Agreement
relating to the investment
advisory/administration fee.
NOW THEREFORE, in consideration of
the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree to amend the Agreement, as follows:
Section 4.(a) of the Agreement is
hereby deleted in its entirety and
replaced with the following:
4. (a) Fee. For the services and
facilities described in Section 1, the
Fund will pay to the
Adviser at the end of each calendar month an investment advisory/administration fee equal to 0.55% of the average daily managed assets of the Fund. For purposes of determining such fee, average daily managed assets shall mean the average daily value of the Fund, minus the sum of accrued liabilities other than the aggregate amount of any borrowings undertaken by the Fund.
IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

VAN KAMPEN SELECT SECTOR
VAN KAMPEN ASSET MANAGEMENT
 MUNICIPAL  TRUST

By:
   ---------------------------
    Ronald E. Robison
    Executive Vice President
    and Principal Executive Officer

 By:
---------------------------
Edward C. Wood, III
Managing Director

427674.01- Server 1a - MSW